Exhibit 4.19

May 12, 2015

VIA SEDAR — PROJECT #0345236

Alberta Securities Commission (as Principal Regulator under National Policy 11-202)

Ontario Securities Commission

Dear Sirs:

RE:                          TransCanada Trust (the “Issuer”) and TransCanada PipeLines Limited (“TCPL”)

Re:                             Short Form Base PREP Prospectus dated May 12, 2015

We refer to the short form base PREP prospectus of the Issuer dated May 12, 2015 (the “Prospectus”) relating to the initial public offering by the Issuer of unsecured, subordinated Trust Notes — Series 2015-A due 2075, guaranteed on a subordinated basis by TCPL.

We hereby consent to the references to our firm name in the Prospectus on the cover page and under the headings “Interests of Experts” and “Documents Filed as Part of the Registration Statement” and to the reference to our firm name and the use of our opinion under the headings “Legal Matters” and “Enforcement of Civil Liabilities”.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our opinion referred to therein or that are within our knowledge as a result of the services we have performed in connection with such opinion.

Yours truly,

(signed) “Blake, Cassels & Graydon LLP”